As filed with the Securities and Exchange Commission on October 20, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

International Paper Company

(Exact Name of Registrant as Specified in Its Charter)

New York	13-0872805
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address of Principal Executive Offices)

INTERNATIONAL PAPER COMPANY

SALARIED SAVINGS PLAN

INTERNATIONAL PAPER COMPANY

HOURLY SAVINGS PLAN

(Full Title of the Plans)

Maura Abeln Smith, Esq.

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

(901) 419-9000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Laura Thatcher, Esq.

Alston & Bird LLP

One Atlantic Center, 1201 West Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	32,000,000 shares (1)	$19.96	$638,720,000 (2)	$25,102

(1)	Includes 21,300,000 shares of International Paper Company Common Stock, par value $1.00 per share (the “Common Stock”), issuable under the International Paper Company Salaried Savings Plan (the “Salaried Savings Plan”), and 10,700,000 shares of Common Stock issuable under the International Paper Company Hourly Savings Plan (the “Hourly Savings Plan”), plus an indeterminate number of additional shares which may be offered and issued under both plans to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “1933 Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the Salaried Savings Plan and Hourly Savings Plan.
(2)	Estimated pursuant to Rule 457(h) and 457(c) under the 1933 Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on October 15, 2008.

EXPLANATORY NOTE

Registration statements were filed on August 4, 1992 (Registration No. 033-50438), on August 13, 1999 (Registration No. 333-85133) and on June 20, 2000 (Registration No. 333-037390) (collectively, the “Salaried Plan Registration Statements”) to register under the 1933 Act, among other things, shares of Common Stock issuable under the International Paper Company Salaried Savings Plan and the Champion International Corporation Savings Plan #077 (collectively, the “Prior Salaried Plans”). Effective as of April 1, 2002, the Prior Salaried Plans were merged into the Salaried Savings Plan. Registration Statements were filed on August 15, 2007 (Registration No. 333-145459), on October 14, 2005 (Registration No. 333-129011) and on April 8, 2002 (Registration No. 333-85830) (together with the Salaried Plan Registration Statements, the “Prior Salaried Plan Registration Statements”) to register under the 1933 Act, among other things, shares of Common Stock issuable under the Salaried Savings Plan.

Registration statements were filed on December 6, 1990 (Registration No. 033-38133), on May 3, 1999 (Registration No. 333-75325), on August 13, 1999 (Registration No. 333-85133) and on June 20, 2000 (Registration No. 333-37390) (collectively, the “Hourly Plan Registration Statements”) to register under the 1933 Act, among other things, shares of Common Stock issuable under the International Paper Company Hourly Savings Plan, the International Paper Company Retirement Savings Plan, Union Camp Corporation Franklin Employee Investment Plan, Union Camp Corporation Savannah Employee Investment Plan, Union Camp Corporation Prattville Employee Investment Plan, Union Camp Corporation Employees Investment Plan, Union Camp Corporation Employees Savings and Investment Plan and Champion International Corporation Savings Plan for Hourly Employees # 158 (collectively, the “Prior Hourly Plans”). Effective as of April 1, 2002, the Prior Hourly Plans were merged into the International Paper Company Hourly Savings Plan (the “Hourly Savings Plan”). Registration Statements were filed on August 15, 2007 (Registration No. 333-145459), on October 14, 2005 (Registration No. 333-129011) and on April 8, 2002 (Registration No. 333-85822) (together with the Hourly Plan Registration Statements, the “Prior Hourly Plan Registration Statements”) to register under the 1933 Act, among other things, shares of Common Stock issuable under the Hourly Savings Plan.

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the 1933 Act of an additional 32,000,000 shares of Common Stock, consisting of 21,300,000 shares issuable under the Salaried Savings Plan from time to time and 10,700,000 shares issuable under the Hourly Savings Plan from time to time.

PART I

The information specified in Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Pursuant to General Instruction E to Form S-8, International Paper Company (the “Company”) hereby incorporates by reference the contents of the Prior Salaried Plan Registration Statements and the Prior Hourly Plan Registration Statements.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company, the Salaried Savings Plan and the Hourly Savings Plan are incorporated herein by reference:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (except for Items 7 and 8 of Part II, which have been updated in our Current Report on Form 8-K filed on May 9, 2008), filed with the Commission on February 29, 2008 (Registration No. 001-03157);

(2) The Salaried Savings Plan Annual Report on Form 11-K for the year ended December 31, 2007, filed with the Commission on June 27, 2008 (Registration No. 001-03157);

(3) The Hourly Savings Plan Annual Report on Form 11-K for the year ended December 31, 2007, filed with the Commission on June 27, 2008 (Registration No. 001-03157);

(4) All other reports filed by the Company, the Salaried Savings Plan or the Hourly Savings Plan pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2007; and

(5) The description of the Company’s capital stock, which is contained in the Company’s registration statement on Form 8-A, dated July 20, 1976, as amended.

All reports subsequently filed by the Company and the Salaried Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Erin E. Raccah, Esq., Senior Counsel, Executive Compensation, of the Company. Ms. Raccah owns no shares of Company Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a corporation formed under the laws of the State of New York. Section 721 of the New York Business Corporation Law (“NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722, and Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article VII of the Restated Certificate of Incorporation of the Company provides in part as follows:

“Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.”

Article IX of the By-laws, as amended, of the Company provides as follows:

“The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.”

The Company has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the NYBCL and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the NYBCL as permitted by Section 721 of the NYBCL.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of International Paper Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 16, 2008).

4.2	By-laws of International Paper Company, as amended through May 12, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 16, 2008).

5.1	Opinion of Erin E. Raccah, Esq. (filed herewith).

5.2	IRS Determination Letter re: Salaried Savings Plan (incorporated by reference from Exhibit 5.2 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 14, 2005).

5.3	IRS Determination Letter re: Hourly Savings Plan (incorporated by reference from Exhibit 5.3 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 14, 2005).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Erin E. Raccah, Esq. (included in Exhibit 5.1).

24	Powers of Attorney (contained on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 20 th day of October, 2008.

INTERNATIONAL PAPER COMPANY

By:	/s/ Maura Abeln Smith
Name:	Maura Abeln Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the Salaried Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Memphis, State of Tennessee, on the 20th day of October, 2008.

INTERNATIONAL PAPER COMPANY SALARIED SAVINGS PLAN

By:	/s/ Robert Florio
Name:	Robert Florio
Title:	Plan Administrator

Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the Hourly Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 20th day of October, 2008.

INTERNATIONAL PAPER COMPANY HOURLY SAVINGS PLAN

By:	/s/ Robert Florio
Name:	Robert Florio
Title:	Plan Administrator

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Maura A. Smith, Sharon R. Ryan, Matthew L. Barron, and Erin E. Raccah, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable International Paper Company to comply with the 1933 Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed, on behalf of the registrant, by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John V. Faraci	Principal Executive Officer and Director	October 14, 2008
John V. Faraci

/s/ Tim Nicholls	Principal Financial Officer	October 14, 2008
Timothy S. Nicholls

/s/ Robert J. Grillet	Controller	October 14, 2008
Robert J. Grillet

/s/ David J. Bronczek	Director	October 14, 2008
David J. Bronczek

/s/ Martha F. Brooks	Director	October 14, 2008
Martha F. Brooks

/s/ Lynn Laverty Elsenhans	Director	October 14, 2008
Lynn Laverty Elsenhans

/s/ Samir G. Gibara	Director	October 14, 2008
Samir G. Gibara

/s/ Stacey J. Mobley	Director	October 14, 2008
Stacey J. Mobley

/s/ Donald F. McHenry	Director	October 14, 2008
Donald F. McHenry

/s/ John L. Townsend, III	Director	October 14, 2008
John L. Townsend, III

/s/ John F. Turner	Director	October 14, 2008
John F. Turner

/s/ William G. Walter	Director	October 14, 2008
William G. Walter

/s/ Alberto Weisser	Director	October 14, 2008
Alberto Weisser

/s/ J. Steven Whisler	Director	October 14, 2008
J. Steven Whisler

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of International Paper Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 16, 2008).

4.2	By-laws of International Paper Company, as amended through May 12, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 16, 2008).

5.1	Opinion of Erin E. Raccah, Esq. (filed herewith).

5.2	IRS Determination Letter re: Salaried Savings Plan (incorporated by reference from Exhibit 5.2 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 14, 2005.

5.3	IRS Determination Letter re: Hourly Savings Plan (incorporated by reference from Exhibit 5.3 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 14, 2005).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Erin E. Raccah, Esq. (included in Exhibit 5.1).

24	Powers of Attorney (contained on the signature page to this Registration Statement).